EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Agreement is shall become effective June 1, 2002 and is entered into by and between i2 Phone International, Inc., a Delaware corporation and its wholly-owned subsidiaries (the “Employer” or “i2 Phone”), and Paul R. Arena, 2443 N.E. 25th Street, Lighthouse Point, Florida, 33064 (the “Employee”).

WITNESSETH:

WHEREAS, Employer intends to engage in the telecommunications technology and related businesses including but not limited to internet telecommunication services, hardware and software development and sales, and information technology (the “Telecommunications Technologies”); and to conduct research, experimentation, development, and exploitation of these related technologies and to engage in other businesses; and

WHEREAS, Employer desires to employ Employee as a Chairman of the Board and Chief Executive Officer of i2 Phone International, Inc.; and Chairman of the Board and Chief Executive Officer of all other subsidiaries in formation (the “Company”) of Employer, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as a Chairman of the Board and Chief Executive Officer of i2 Phone International, Inc.; and Chairman of the Board and Chief Executive Officer of all other subsidiaries in formation of Employer. Subject at all times to the direction of the Officers and Board of Directors of Employer, Employee shall serve in these capacities to be in charge of the overall operations of i2 Phone International, Inc. and subsidiaries including the performance of such other general services and duties as the Board of Directors shall determine. Employee shall serve in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

Employee shall interrelate with outside sources and stimuli (conference, journals, consultation, etc.) and remain aware and current of the opportunities, both business and technical in nature particular to the field of Telecommunications Technologies.

Employee shall have direct responsibility over the operations of i2 Phone International, Inc. and subsidiaries stated in this Section 1.

To confer with the Directors and other Officers of the Corporation on ideas and proposals to further define timely opportunities and gain rationale to propose to the Board of Directors a formal long term as well as immediate plan of both local, national, and international business.

Employee shall participate in the performance of all of the involved research and product/project development stages and to be aware of other affiliates as well as outside entities also involved in supporting the progress of the projects to completion; and furthermore be responsible for their being informed in a timely manner to provide for the most efficient and straight forward coordination of efforts, generally stated, to keep things going.

2.	FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer upon the terms and a condition contained herein and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity, provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part on the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any activities other than if he receives the prior written approval of the Board of Directors of Employer with respect to his engaging in such activities. With exception to his role as Director and President of AIM Group, Inc. and United Minerals Corporation.

3.	RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer, which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.	TERM

Employee’s employment hereunder shall be for a period of one three-year term to commence on the date hereof and end three years from date. A one-year term shall be deemed a Contract Year. It is contemplated that the Employee’s employment will thereafter continue for an indefinite period, provided that the business plan is executed, capital needs are met and the manufacturing and production remains efficient for the Company to be successful.

5.	COMPENSATION

(a) As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer, (x) during the first year of the term hereof, shall pay Employee a base salary at the rate of One-Hundred Fifty Thousand Dollars ($150,000) per annum, payable semi-monthly; (y) during the subsequent second-year of the term, Employer contemplates to pay Employee a base salary at the rate of Two-Hundred Seventy Five Thousand Dollars ($275,000) per annum, payable semi-monthly; and (z) during the subsequent third-year of the term, Employer plans to pay Employee a base salary at the rate of Four-Hundred Twenty Five Thousand Dollars ($425,000) per annum, payable semi-monthly. If this Agreement is renewed for a subsequent term or terms, base salary shall be increased pursuant to; a) a minimum of Ten-Percent (10%) per year (the “Minimum Increase”); or b) as the Board of Directors shall determine if in excess to the Minimum Increase. Future salary increases will be subject to mutual agreement in accordance with job performance. Notwithstanding the foregoing, in the event the number of members of the Board of Directors who are not officers or employees of the Company is greater than the number of Directors who are officers or employees, the “contemplated” second and third year compensation levels shall become the actual salary for the remainder of the initial term of this Agreement.

Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

(ii) Performance Bonus. Upon the establishment of the Employer’s proposed Performance Profit Sharing Plan (the “Plan”), Employee shall receive a performance bonus percentage of the pre-tax profit generated from the Employer (“additional compensation”) as shall be determined by the Board of Directors of i2 Phone International, Inc.

(iii) Incentive Stock Option. Employee shall also receive stock options under Employer’s i2Phone International, Inc., Incentive Stock Option Plan in formation or such other Incentive Stock Option Plan then in existence (the “ISO Plan”) to purchase shares of I2phone’s Common Stock. The number of options to be issued to Employee will be set forth by I2phone’s Board of Directors from time to time at their sole discretion.

(iv) Principals’ Options. Employee shall be eligible to receive options to purchase the Company’s Common Stock from the Company’s Incentive Stock Option Plan (the “ISO Plan”), to be determined by the Company’s Board of Directors from time to time. Upon execution of this agreement, Employee shall be granted 200,000 options to purchase shares of Common Stock of the Company exercisable at $5.00 per share for a period of five years. The options shall vest under the following criteria (the “Performance Criteria”). The criteria are as follows:

1)	100,000 options are vested if:

a)	the Company has raised a minimum of $5 million of equity and achieved net revenues of $10 million with break-even net pre-tax profit during the first fifteen months of operations;

100,000 options are vested if:

b)	the Company has achieved net revenues of $25 million with net pre-tax profits equaling 10% of net revenues during the second fiscal twelve months of operations.

2)	These options shall be fully vested if the Company achieves net revenues of $25 million with net pre-tax profits equaling 13% of net revenues during any twelve month fiscal period within first thirty nine months of operations.

3)	For the purposes of this section, Operations will be defined as the first fifteen months which shall begin October 1, 2002, and end December 31, 2003; the second twelve months fiscal period ending December 31, 2004; and the third twelve month fiscal period ending December 31, 2005.

In the event the Employee is terminated by Employer subsequent to a merger, acquisition or sale transaction by the Employer, (“the Trigger Event”), then any stock, options or similar securities held beneficially by the Employee shall automatically become 75% vested and the Employee shall be entitled to an additional number of options equal to 30% of the Employee’s total ISO position at the time of the Trigger Event. Such additional shares shall be priced at the then prevailing value of the Common Stock vested as determined by the Company’s Board of Directors.

(v) Stock Ownership. Upon execution of this agreement the Employee shall be issued 100,000 common shares of i2 Phone International, Inc. at $.01 each with Fifty-Percent (50%) earned and issued upon execution of this agreement and Fifty-Percent (50%) placed in an escrow account and considered earned upon the completion of Employee raising $1.5 million @ $5 per share in connection with a proposed financing. The Company covenants that it shall take such steps as are commercially reasonable to support and authorize the Employee to raise such capital at the price and terms above described, including but not limited to preparing such Securities Regulatory filings as shall be necessary at the Company’s expense.

(b) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel on businesses, attending technical and business meetings, professional activities and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and originals of vouchers for, such expenses.

6.	FRINGE BENEFITS

(a) During the term of this Agreement, Employer shall provide at its sole expense to Employee, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions, as it shall afford other senior management employees. In addition, Employer will seek to provide key-man term life insurance on Employee in the amount of One Million Dollars ($1,000,000) to inure Three-Quarters (75%) to the benefit of Employer and One-Quarter (25%) to the benefit of the Employee’s estate.

(b) During the term of this Agreement, Employer shall provide paid vacation to Employee, which accrues from the date of execution of this Agreement. The annual paid vacation earned for each twelve month period is: (i) three (3) weeks per annum up to three (3) years of full-time employment; (ii) four (4) weeks per annum up to seven (7) years of full-time employment; and (iii) five (5) weeks per annum over seven (7) years of full-time employment.

7.	SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s affiliates.

8.	INVENTORIES: SHOP RIGHTS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitutes an improvement, on those heretofore, now or at any during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by employer, or any services to be performed by Employer or of any product which shall or could reasonable be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer do such acts and execute such instrument as Employer may require but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 5 or otherwise and without any additional compensation of any kind of Employee.

9.	NON-DISCLOSURE

(a) Employee acknowledges that the services to be rendered by him or her to Employer are peculiar, special, unique and extraordinary, and that he may during the term of his employment obtain confidential information of Employer’s method of doing business, secrets, customers, suppliers, formulae, and processes, the use or revelation of which by Employee during Employee’s employment or after the termination of the employment hereunder, might, would or could injure or cause injury to Employer’s business. Accordingly, Employee agrees to forever keep secret and inviolate any knowledge or information as to any of Employer’s secret articles, devices, formulae, processes, invention, customers, suppliers, or discoveries and will not utilize the same for his private benefit or indirectly for the benefit of others and will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information, which now is, or hereafter shall be in the public domain in the context in which used provided the Employee does not release such information without Employer’s authorization.

(b) In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of two (2) years following termination of employment.

10.	NON-COMPETITION

In consideration of the Employee’s employment with Employer, its successors, present or future subsidiaries, or assigns during such time as may be mutually agreeable, of the compensation provided herein, of the Employee’s Base Salary as an Employee and for other good valuable consideration, receipt and adequacy of which are hereby acknowledged, Employee agrees:

(a) That during the employment by Employer, Employee will not (i) engage in a business that competes, directly or indirectly, with any of the products, services or businesses of Employer; (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, or consultant to, or give financial or other assistance to, any person or entity engaged in or considering engaging in any such business; (iii) seek in competition with the business of Employer to procure orders from or do business with any customer of Employer; (iv) solicit, or contact with a view to the engagement or employment of, any person who is an employee of Employer; (v) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Employer) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Employer; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of Employer to take any action which might be disadvantageous to Employer; provided, however, that nothing herein shall prohibit Employee from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

(b) That for a period of two years following termination of Employee’s employment, Employer shall, at its option, have the right to require that the Employee not (i) engage in a business that competes, directly or indirectly with any of the products sold or businesses conducted by any division or subsidiary of Employer in which the Employee worked during the two (2) year period prior to the termination of the Employee’s employment by Employer; (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, or a consultant to, or give financial or other assistance to, any person or entity engaged in or considering engaging in any such business; (iii) seek in competition with the business of Employer to procure orders from or do business with any customer of Employer with which Employee had contact during the two years prior to termination of Employee’s employment with Employer; (iv) solicit, or contact with a view to the engagement or employment of, any person who is an employee of Employer; (v) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Employer) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Employer; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of Employer to take any action which might be disadvantageous to Employer; provided, however, that nothing herein shall prohibit Employee from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The foregoing restrictions shall apply to conduct and activities in any city, county or state in the United States or in any foreign country in which any Employer subsidiary or division in which Employee worked during the two years prior to termination of Employee’s employment with Employer sells products or services or conducts business. Employer shall, if it exercises its option set forth in this Section 10 (b),with respect to employment or consulting activities, make the payments described in Section 10(d) below to Employee. In the event that the Employee would voilatethe provisions of this section following termination of employee’s employment, Employer may at its option, extend foregoing two (2) year period by the duration of the Employee’s violation.

(c) During Employee’s employment by Employer and during the course of the above-mentioned two (2) year period, Employee shall advise Employer in writing of each and every bona fide offer subject to the restrictions set forth in this Agreement which Employee receives and wishes to accept. Employee’s notice shall be sufficiently detailed regarding the nature and scope of the offer and the identity and business of the offer or to permit Employer to make an informed decision whether to exercise its option hereunder, and shall include a copy of the written offer from the offeror. Employee agrees to supplement the notice with further information upon request by Employer.

(d) Employer shall have ten (10) business days following receipt of Employee’s written notification (and any requested supplement) to advise me of its election, in its sole discretion, either; (i) to waive the non-competition provisions of this Agreement, in which case Employee shall be free to accept such offer subject to all the other terms and conditions of any agreements with Employer relating to inventions and confidential information; or (ii) to insist upon Employers full compliance with the provisions of this Agreement. If Employer elects option (ii) with respect to an employment or consulting offer, Employer shall compensate Employee monthly in an amount equal to my latest monthly base pay as an employee of the Employer in lieu of salary, benefits and all other remuneration Employee would have received in connection with the proposed employment or consulting for a period beginning on the date of Employees notice as provided above and ending twenty-four (24) months from severance of Employee’s employment with Employer. The amount payable may be reduced as provided herein. Monthly payments shall begin with the end of the month Employer elects option (ii) above. In the event Employee receives an offer of temporary or part-time employment or an offer to serve as consultant, the amount payable pursuant to this Section 10(d) shall be the lesser of (a) my latest monthly base pay or (b) the amount offered for temporary or part-time employment or consulting. Payments for temporary employment or consulting shall only be paid during the period for which Employee receives an offer of temporary employment or consulting.

(e) The election by Employer of option (i) in Section 10(d) above with respect to any one offer shall not be deemed a release or a waiver with respect to any other offers which Employee may receive during the two-year period of restriction. Payments pursuant to Section 10(d) above will be adjusted if Employer exercises its option with respect to a subsequent offer of employment or consulting which results in different payments. Payments ender Section 10(d) will be based solely upon the most recent offer of employment or consulting presented to Employer. In no event will compensation ender Section 10(d) exceed Employee’s latest monthly base pay as an employee of Employer.

(f) If Employee accepts employment or performs services for any business acceptable to Employer or not subject to the restriction set forth in this Agreement during the _________________________________________________________________ Employee may later ____________________________________________________________________ such employment or services exceeds the base pay Employee would have received at Employer for a period of time of the same duration as such employment or services. Employee shall promptly advise Employer in writing upon seeking payment pursuant to Section 10(d) of the dates such acceptable or unrestricted employment commenced and terminated and the compensation received therefore. In such case, Employer shall reduce future payments to Employee under Section 10(d) as provided herein.

Payments pursuant to Section 10(d) above shall also be reduced by an amount equal to the amount paid to Employee by Employer under any other agreement, if any, limiting Employee’s right to subsequent employment.

(g) Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by telecopy and confirmed by telecopy answer back, addressed as follows:

(i)	If to the Company to:

I2 Telecom International, Inc.

1200 Abernathy Road, Suite 1800

Atlanta, GA 30328

Attention: Chief Financial Officer

Fax: 678-579-9818

With a copy to:

Jay Freedman

Foley Lardner

3000 K Street, N.W., Suite 500

Washington, D.C. 20007

Fax: 202-672-5399

(ii)	If to the Employee to:

Paul R. Arena

2443 N.E. 25th Street

Lighthouse Point, FL 30364

Fax: 954-943-8884

or at such other address as may be substituted by notice given as herein provided. The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on (A) the date on which personally delivered, with receipt acknowledged, (B) the date on which telecopied and confirmed by telecopy answer back, or (C) the next business day if delivered by overnight or express mail, courier or delivery service, as the case may be. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(h) If any provision of this Section 10 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted here from with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of activities, geographical area or time period covered, the parties agree that such provision instead shall be modified and deemed limited to the extent, and only to the extent, necessary to make such provisions enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction, and in such limited form shall be fully enforceable. The parties further agree to modify, re-execute and resubmit this Agreement to an appropriate court if necessary to effect the purpose of this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

(i) The Employee acknowledges and agrees that a breach of the provisions of this Agreement by the Employee will cause serious and irreparable damage to Employer that may be difficult to quantify and for which monetary damages alone will not be adequate. Accordingly, the Employee agrees that if Employer should bring an action to enforce its rights under this Agreement and if Employer establishes that Employee has breached any of the Employee’s obligations under this Agreement, Employer shall be entitled to (i) temporary and/or permanent injunctive relief without the need for posting a bond, and (ii) reasonable attorneys’ fees incurred by Employer in bringing and prosecuting any action for breach. Nothing in this Agreement shall be construed to prohibit Employer from pursuing any other legal or equitable remedy. Employee agrees that in no event will Employer be liable to Employee for damages in connection with Employer’s enforcement of this Agreement in excess of the amounts specifically provided herein. Employee agrees that Employer, or its assignee, may assign this Agreement upon written notice to Employee.

11.	TERMINATION

(a) Termination by the Company With Cause. The Company shall have the _____________________________ the occurrence of any ______________________________ termination for “Cause”):

(i) the commission by the Employee of any proven embezzlement of a material amount of funds or other proven deliberate and premeditated act of dishonesty against the financial or business interests of the Company which adversely affects the Company;

(ii) the conviction by the Employee of or the pleading by the Employee of nolo contendere to, a felony:

(iii) the willful failure or refusal of the Employee to materially perform the duties specified in and pursuant to Section 1 hereof or to follow the lawful directives of the Board of Directors (provided that the lawfulness of such directives is confirmed by general counsel to the Company), which failure or refusal is not cured within 15 days subsequent to notice from the Company to the Employee specifying the nature of such failure or refusal; or

(iv) the breach by the Employee of any material terms of this Agreement, which beach is not cured within 30 days subsequent to notice from the Company to the Employee specifying such breach.

(b) Termination Upon Death or Disability. The Employee’s employment hereunder shall automatically terminate upon the Employee’s death or upon his inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six consecutive months, as determined by a qualified physician selected by the Employee from a list of five physicians selected by the Company.

(c) Termination by the Company Without Cause. The Company shall have the right to terminate the Employee’s employment at any time for any reason without Cause.

(d) Resignation by Employee. The Employee shall have the right to resign his employment with the Company, in good standing, provided a 30 day notice is given, at any time for any reason.

(e) Effect of Termination of Employment.

(i) With Cause; Resignation; Death or Disability. If the Employee’s employment is terminated with Cause pursuant to Section 11(a), if the Employee’s employment is terminated by the death or disability of the Employee pursuant to Section 11(b), or if the Employee elects to terminate his employment, the Employee’s salary and other benefits specified in Sections 5 and 6 shall cease at the time of such termination; provided, however, that the Employee shall be paid for all accrued and unused vacation and be entitled to continue to participate in __________________________ required by law. Further, in the ______________________________________________________ Employee pursuant to Section 11(b), the Employee will be entitled to be paid a prorata amount of additional compensation, if any, which would have been earned by the Employee based upon the earnings of the Company as of the end of the quarter during which the Employee’s death or termination by disability occurred. By way of example, in the event the Employee died on September 15 during the Employment Term and the Company, at the end of any calendar quarter, earned 110% of its targeted business Plan for the entire employment year, the Employee would be entitled to the amount of bonus which would have been paid pursuant to Section 5 of this Agreement in the event the Employee had survived the entire year based upon such 110% achievement. Further, the Employee shall be entitled to such life insurance and/or disability benefits in the event of a death or disability as the Company provides pursuant to Section 6 above.

(ii) Without Cause by the Company. If the Employee’s employment is terminated by the Company without Cause pursuant to Section 11(c), the

Employee’s salary and other benefits specified in Sections 5 and 6 shall cease at the time of such termination, provided, however, that the Employee shall be entitled to be paid for all accrued unused vacation and continue to participate in the Company’s medical benefit plan to the extent required by law. Employer shall pay Employee upon termination of Employee’s employment with Employer, as supplemental Severance Pay in addition to all other normal severance benefits, but in lieu of similar severance under any other non-competition agreement, if any, with Employer: (1)six months of Employee’s latest Base Salary and the release and issuance of the remaining Fifty percent (50%) founders stock as per Article 5(a)(v), as an Employee of Employer if termination occurs within the first year of the term of Employment, and (2)six months of Employee’s latest Base Salary and the release and issuance of all remaining unissued founders stock as per Article 5(a)(v), as an Employee of Employer if terminated without Cause after the first year. In the event of such termination whereby the Severance Pay is being made as provided above, Employee’s employment shall be deemed to continue during such period that the severance payments are being made, exclusively for the purpose of exercising options pursuant to any of the Company’s stock option plans and for the purpose of Employee’s continuing on the Company’s group medical, dental, and life insurance plans.

12.	INJUNCTION

(a) Should Employee at any time reveal or threaten to reveal any such secret knowledge or information, or during any restricted period, engage or threaten to engage in any business in competition with that of Employer, or perform or threaten to perform any services for anyone engaged in such competitive business, or in any way violate or threaten to violate any of the provisions of this Agreement, Employer shall be entitled to an injunction restraining ___________________________________________ of such an injunction.

(b) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies, which may be available.

(c) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

13.	PRIOR AGREEMENTS

Employee represents that Employee is not now under any written agreement, nor has he previously, at any time entered into any written agreement with any person, firm or corporation,

which would or could in any manner preclude or prevent Employee from giving freely and Employer receiving the exclusive benefit of his services.

14.	MISCELLANEOUS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

All prior agreements with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement, which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full ________________________________________________________________________ of this Agreement on the part of either __________________________________ ____________________________ in writing and signed by such party.

This Agreement shall be construed and governed by the laws of the State of Georgia.

Except as provided in Section 10, any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach thereof, shall be settled by arbitration before the American Arbitration Association, in Atlanta, Georgia, before a panel of three arbitrators, in accordance with its rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF the parties have set their hands and seals this 1st day of June, 2002.

On Behalf of Employer:

I2 PHONE INTERNATIONAL, INC.

By:	/s/ BERNARD R. KOSSAR

BERNARD R. KOSSAR, Director

/s/ PAUL R. ARENA

PAUL R. ARENA, Employee